Exhibit 10.31

Service Agreement

Party A: Hunan Ruixi Financial Leasing Co., Ltd.

Address: Rm. 723, Bldg. 3A, Jinke Times Center, Xiangyang Road, Economic and Technological Development Zone, Changsha

Legal representative: Li Xianglong

Tel:

Party B:

ID Number:

Address:

Tel:

According to the Contract Law of the People's Republic of China and other relevant laws and regulations, Party A and Party B, in line with the principle of honesty and trustworthiness, on the basis of equality and voluntary consultation, reach the following agreement pursuant to which Party A provides relevant services concerning products under financial leases to Party B.

I. Content of Cooperation:

1. After Party B applies for the leased vehicle to Party A, Party A shall provide Party B with services, such as vehicle purchase, purchase tax, purchase of insurance, vehicle registration, and assistance in handling relevant documents, in accordance with Party B’s specific needs.

2. Before the delivery of the vehicle, Party A shall provide Party B with training services on the specifications, skills and safety of online ride-sharing.

3. Party A shall provide Party B with the service of applying for “Transport Certificate for Online Appointed Taxi” and “Driver Certificate for Online Appointed Taxi.”

4. Party A shall provide Party B with other services required for the leased vehicle.

1/5

II. Term of Agreement

This Agreement will be valid from Party B’s application for the leased vehicle to Party A’s delivery of the vehicle that meets the requirements of Party B to Party B.

III. Payment

Party B shall pay RMB __________ to Party A at lump sum at the time of submitting the application for the leased vehicle.

Party A’s designated account:

Account Holder: Hunan Ruixi Financial Leasing Co., Ltd.

Bank: Bank of Changsha Co., Ltd., Liuyang Economic Development Zone Sub-branch

Account number: ****************************

IV. Tax

The tax for both parties due to the implementation of this Agreement shall be borne by parties respectively in accordance with the provisions of laws and regulations.

V. Confidentiality

1. Any party to the Agreement has a confidentiality obligation to the other party's trade secrets obtained during the performance of this Agreement (not limited to business, finance, technology, product information, customer information or other confidential documents or undisclosed information). Without the written approval of the other party, neither party may disclose to a third party or use the other party's trade secrets without permission; otherwise, it shall bear the liability for breach of contract and compensate for the loss, except for the requirements of relevant laws and regulations of the government.

2. This confidentiality term is permanently valid and is not subject to the validity of this Agreement.

2/5

VI. Default

1. Where Party B fails to pay on time the service fee stipulated in this Agreement, Party A shall have the right to charge Party B for the overdue payment penalty equal to RMB 50/day. If it is overdue for more than 15 days, Party A shall have the right to terminate this Agreement.

2. If Party A terminates this Agreement according to law or as agreed due to Party B’s breach of contract, or Party B unilaterally terminates this Agreement without the statutory right of termination or the agreed right of termination, Party A will not refund the service fee and Party B shall pay Party A RMB 8,000 as the liquidated damages for the termination of this Agreement and compensate the losses caused to Party A.

3. Party A has the right to request Party B to bear the relevant expenses incurred due to breach of contract, including but not limited to, compensation for losses, investigation fees, attorney’s fees, appraisal fees, transportation expenses, legal fees, execution fees, announcement fees, security expenses, property disposal fees, transfer fees, vehicle traffic violation fines, late fees and other expenses incurred in realizing bonds.

VII. Discharge and Termination

1. Except as otherwise stipulated in this Agreement, Party A may unilaterally terminate this Agreement and investigate Party B's liability for breach of contract in accordance with Article 6 of this Agreement in the event of any of the following:

(1) Party B seriously violates laws and regulations and industry management regulations, or seriously violates the management system recognized by the industry management authority;

(2) Party B has a major service quality incident identified by the industry management authority, which has a negative influence on Party A’s reputation;

(3) Party B is revoked by the relevant authority of the Motor Vehicle Driving License;

(4) Party B is sentenced for violating national laws.

2. Where Party B unilaterally terminates the Agreement, it shall notify Party A in writing 30 days in advance and obtain the written consent of Party A.

3/5

VIII. Force Majeure

1. Force majeure means the unforeseen (or foreseeable, but its occurrence or consequence unavoidable) earthquakes, typhoons, fires, floods, wars, strikes, riots, hacking, technical and legal regulation in the telecommunications sector, forbidding policies and regulations or any other natural or man-made disasters and accidents that are beyond the control of any party and resulting that any party cannot partially or fully perform this Agreement.

2. In the event of force majeure, the obligations of both parties under this Agreement will be suspended within the scope of the force majeure and its duration. The term of cooperation may be extended according to the time limit for suspension, but the parties shall reach an agreement and neither party shall be liable for this. The party claiming to be affected by force majeure shall notify the other party no later than 15 days after the occurrence of force majeure and shall minimize the damage caused by force majeure. If force majeure lasts longer than 60 days and the parties fail to reach a resolution to continue to perform this Agreement, either party has the right to terminate this Agreement by giving written notice to the other party.

IX. Miscellaneous

1. This Agreement shall become effective after being signed and sealed by an authorized representative of both parties. This Agreement will be in duplicate, with each party holding one copy. As to matters not covered by this Agreement, Party A and Party B shall sign a written supplemental agreement, which has the same legal effect as this Agreement.

2. During the performance of this Agreement, if there is a dispute between the two parties, they shall negotiate it in good faith. If the negotiation fails, it shall be governed by the people's court of the place where Party A is located.

3. This Agreement is signed in Yuelu District, Changsha City, Hunan Province.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

4/5

Seal of Party A:	Party B (Signature & stamp seal)

Legal/Authorized Representative:	ID Card Number:

Date of Signing: ___________________

5/5